Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

March 9, 2020

First Horizon National Corporation
         165 Madison Avenue
                  Memphis, Tennessee 38103

Ladies and Gentlemen:

In connection with the registration statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (1) 259,344,549 shares of common stock, par value $0.625 per share, of First Horizon National Corporation, a Tennessee corporation (the “Company”), (2) 8,000 shares of series B preferred stock, no par value (the “Series B Preferred Stock”), of the Company, (3) 5,750 shares of series C preferred stock, no par value (the “Series C Preferred Stock”), of the Company, (4) 10,000 shares of series D preferred stock, no par value (the “Series D Preferred Stock” and, collectively with the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”), of the Company, (5) 3,200,000 depositary shares, each representing a 1/400th interest in a share of Series B Preferred Stock (the “Series B Depositary Shares”), (6) 2,300,000 depositary shares, each representing a 1/400th interest in a share of Series C Preferred Stock (the “Series C Depositary Shares”), and (7) 4,000,000 depositary shares, each representing a 1/400th interest in a share of Series D Preferred Stock (the “Series D Depositary Shares” and, together with the Series B Depositary Shares and the Series C Depositary Shares, the “Depositary Shares”), in each case, to be issued pursuant to the Agreement and Plan of Merger, dated as of November 3, 2019 (the “Merger Agreement”), by and between the Company and IBERIABANK Corporation, a Louisiana corporation (“IBKC”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including: (1) the Deposit Agreement, dated as of August 5, 2015, by and among IBKC, Computershare Inc. and Computershare Trust Company, N.A., jointly as depository (the “Depository”), and holders from time to time of the depositary receipts described therein (the “Series B Deposit Agreement”) and the form of depositary receipt annexed thereto, (2) the Deposit Agreement, dated as of May 9, 2016, by and among IBKC, the Depository, and holders from time to time of the depositary receipts described therein (the “Series C Deposit Agreement”) and the form of depositary receipt thereto, and (3) the Deposit Agreement, dated as of April 4, 2019, by and among IBKC, the Depository, and holders from time to time of the depositary receipts described therein (the “Series D Deposit Agreement” and, together the Series B Deposit Agreement and the Series C Deposit Agreement, the “Deposit Agreements”) and the form of depositary receipt thereto.

Upon the basis of such examination, we advise you that, in our opinion, when the Deposit Agreements have been duly assumed by the Company pursuant to the Merger Agreement, the applicable series of Preferred Stock represented by the Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the Depository upon conversion of the applicable series of perpetual preferred stock, par value $1.00 per share, of IBKC into the applicable series of Preferred Stock, and the depositary receipts evidencing the Depositary Shares have been issued in accordance with the applicable Deposit Agreement and have become the issued Depositary Shares of the Company as contemplated by the Registration Statement, the depositary receipts will entitle the persons in whose names the depositary receipts are registered to the rights specified therein and in the applicable Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the depositary receipts evidencing the Depositary Shares.

The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have also relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Deposit Agreements have been duly authorized, executed and delivered by each party thereto and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP